Exhibit 99.(m)(2)(b)

VIRTUS ASSET TRUST

(the “Trust”)

AMENDMENT NO. 2 TO

CLASS C SHARES

DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 26th day of January, 2026 amends that certain Class C Shares Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated June 12, 2017, and amended December 26, 2023, by and for the Funds (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the removal of Virtus Ceredex Large-Cap Value Equity Fund, Virtus Ceredex Small-Cap Value Equity Fund, and Virtus SGA International Growth Fund Class C shares, and to otherwise update the schedule.

NOW, THEREFORE, in consideration of the foregoing premises, the Funds hereby agree that the Plan is amended as follows:

1. Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2. Except as herein provided, the Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Plan.

Adopted as of: January 26, 2026

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APPENDIX A

(as of January 26, 2026)

 Virtus Ceredex Mid-Cap Value Equity Fund

Virtus Seix Floating Rate High Income Fund

Virtus Silvant Large-Cap Growth Stock Fund

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